EXHIBIT 10.44
SUMMARY DESCRIPTION OF SWIFT FOODS COMPANY
2005 STOCK PURCHASE PLAN
General
     The Plan is named the “Swift Foods Company 2005 Stock Purchase Plan.” The federal tax identification number of Swift Foods Company (formerly known as Rawhide Subsidiary 1 Inc., the “Company”) is 20-1413756.
     The purpose of the Plan is to provide an incentive for eligible employees and eligible non-employees to advance the interests of the Company by affording such individuals an opportunity to purchase shares of the Company’s common stock, par value $.01 (the “Common Stock”).
     The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are encouraged to carefully review this summary description, the financial statements included in S&C Holdco 3, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 30, 2004 and S&C Holdco 3, Inc.’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 29, 2004 and November 28, 2004, each attached hereto as Exhibit A, the Subscription Agreement (as defined below), and the Stockholders’ Agreement (as defined below) attached hereto as Exhibit B, before entering into a Subscription Agreement in connection with the Plan. This summary description, the Subscription Agreement and the Stockholders’ Agreement collectively comprise the written compensatory benefit plan for purposes of Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”). While we believe that this summary covers the material terms of the Plan, this summary may not contain all of the information that is important to Plan participants. Participants should carefully read the Subscription Agreement provided to them concurrently with this summary as well as the Stockholders’ Agreement and financial statements attached hereto.
Administration of the Plan
     The Plan will be administered by the Board of Directors of the Company (the “Board”). All decisions, determinations, and actions taken by the Board in good faith in connection with the administration of the Plan shall be final and binding on all parties.
Employees and Non-Employees Who May Participate in the Plan
     The Board has determined that the officers of the Company and its subsidiaries named on Exhibit C shall be eligible to participate in the Plan (such individuals, the “Eligible Individuals”). Other than having been classified by the Board in the course of its administration of the Plan as an Eligible Individual and being an “Accredited Investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, there are no participation or eligibility requirements. As reflected on Exhibit C, the Board has determined that each Eligible Individual shall be provided with a subscription agreement (the “Subscription Agreement”) pursuant to which such Eligible Individual may purchase pursuant to the Plan the number of shares of Common Stock set forth on Exhibit C.

     The Board may revoke the right of any Eligible Individual to participate in the Plan. The decision to revoke such designation as an Eligible Individual, and thus a person’s ability to participate in the Plan, shall be made by the Board in good faith. The Board may determine to revoke a person’s designation as an Eligible Individual due to such person’s death or disability, the person ceasing to be employed by the Company or its subsidiaries, the person ceasing to be a non-employee, director, consultant or advisor to the Company or its subsidiaries, the existence of circumstances that have arisen which would allow the Company or its subsidiaries to terminate the person’s employment for cause, if an employee of the Company or its subsidiaries.
Securities to be Offered
     The total number of shares of Common Stock which may be sold pursuant to the Plan may not exceed 657,095 shares. The Common Stock sold pursuant to the Plan may be unissued shares or treasury shares which have been reacquired by the Company. There are no fees, commissions or other charges applicable to a purchase of Common Stock under the Plan.
     The minimum number of shares of Common Stock which each participant under the Plan may purchase shall be the number of shares set forth on Exhibit C for such participant. As soon as practicable following the Company’s receipt of an executed Subscription Agreement from an Eligible Individual, the Company will cause to be delivered one or more certificates representing the aggregate number of whole shares of Common Stock issued pursuant to the Subscription Agreement and the Plan. Any such certificate shall be issued in the name of the applicable Eligible Individual as such Eligible Individual’s name appears on the Subscription Agreement. A participant will not be deemed a stockholder nor have any of the rights and privileges of a stockholder with respect to shares of Common Stock subject to a Subscription Agreement until a certificate for such shares has been issued.
Purchase of Securities
     The Board has determined that the purchase price at which shares of Common Stock will be sold under the Plan shall be $1.32 per share (the “Purchase Price”).
     In order to participate in the Plan, the Company must receive an executed Subscription Agreement from a participant in the Plan. The purchase price of the shares of Common Stock to be purchased under the Plan shall be paid by participants in the Plan either by wire transfer to the Company in immediately available funds or the participant may elect to have the Company withhold or offset such purchase price from any amounts due to be paid to the participant by the Company. Each participant in the Plan shall be solely responsible for any federal withholding tax payable in respect of the participant’s participation in the Plan. Payment of any applicable withholding (which shall, for purposes hereof, be made at the rate of $0.29 per share purchased) must be paid by the participant to the Company at the time shares of Common Stock are purchased by the participant under the Plan by wire transfer to the Company in immediately payable funds or certified or cashiers check. With the exception of the Purchase Price and any related withholding under federal tax laws, there are no fees or costs associated with participation in the Plan.

Term of Plan
     The Plan will terminate concurrently with the termination of the Stockholders’ Agreement. The Board may amend the Plan at any time prior to the termination of the Plan. Termination of the Plan shall have no effect on shares of Common Stock issued pursuant to the Plan.
Amendment of Plan
     The Board may alter or amend the Plan or any part thereof from time to time without the approval of the stockholders of the Company. The Board expressly reserves the right to revoke the designation of any participant as an Eligible Individual and thus revoke their ability to participate in the Plan.
Tax Consequences of Plan
     The following discussion is for general information only and is intended to summarize briefly the federal income tax consequences arising from participation in the Plan. This description is based on current law, which is subject to change (possibly, retroactively). The tax treatment of a participant in the Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed herein. No attempt has been made to discuss any potential foreign, state or local tax consequences or the effect, if any, of gift, estate or inheritance taxes. A participant should consult with his or her tax advisor concerning the specific tax consequences of participating in the Plan.
     The purchase of Common Stock pursuant to the Plan will result in the participant receiving, as ordinary income, the difference between the fair market value of the Common Stock on the date of purchase and the purchase price for the Common Stock paid by the participant (the “Spread”). The amount of the Spread will be reported as compensation to the participant and shall be reported to the Internal Revenue Service on Form W-2 on behalf of the participant. The participant shall be responsible for all applicable federal tax withholding payable by the participant as a result of and related to the Spread. Participants will have a basis in the Common Stock purchased equal to the price paid for the Common Stock. Upon disposition of the Common Stock, any gain or loss incurred will constitute long-term or short-term capital gains or losses depending upon the length of time the participant held the Common Stock. If the Common Stock was held for one year or more, the disposition will be subject to long-term treatment.
     The Common Stock purchased pursuant to the Plan is not subject to forfeiture restrictions and therefore an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) is inapplicable. Additionally, the Plan is not designed pursuant to Section 423 of the Code and, therefore, application of such section is inapplicable.
     The foregoing brief summary of the effect of federal income taxation upon participants with respect to the purchase of shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code.

Stockholders Agreement
     The shares of Common Stock issued pursuant to the Plan will be subject to a Stockholders’ Agreement, dated September 19, 2002, among HMTF Rawhide, ConAgra Foods, Inc. (“CAGCO”), Hicks, Muse, Tate & Furst Incorporated (“Hicks Muse”), the Company and the participants, as amended by that certain Amendment to Stockholders Agreement, dated November 3, 2004, among HMTF Rawhide, SFC Inc. (formerly known as Swift Foods Company), the Company, Hicks Muse and the participants (as amended, the “Stockholders’ Agreement”). A copy of the Stockholders’ Agreement is attached hereto as Exhibit B. Each participant who acquires shares of Common Stock in accordance with the Plan will be required to agree in writing to take and hold such shares subject to the provisions and upon the conditions specified in the Stockholders’ Agreement.
     The Stockholders’ Agreement includes provisions regarding, among others, the election of directors, registration rights, restrictions on transfer and other rights regarding sales of Common Stock by Hicks Muse and CAGCO, the sale of the Company’s cattle feeding operations and a right to force the sale of the Company after five years. The Stockholders’ Agreement will terminate upon the 18th anniversary of the closing of the Acquisition. On September 23, 2004, in connection with the exercise and consummation of the HMC Call Option (as defined in the Stockholders Agreement), the HMC Group (as defined in the Stockholders Agreement) purchased all shares of Common Stock of the Company held by CAGCO and, accordingly, CAGCO has no further rights under the Stockholders Agreement.
     Registration Rights. The Stockholders’ Agreement also provides that HMTF Rawhide and may require the Company, subject to certain registration volume limitations, to effect up to four demand registrations of its Company Common Stock under the Securities Act at any time after the consummation of a qualified initial public offering. The Stockholders’ Agreement also provides that in the event the Company proposes to register any shares of Common Stock under the Securities Act, whether or not for its own account, holders of Common Stock subject to the Stockholders’ Agreement, other than Plan participants, will be entitled, subject to certain exceptions, to include their shares of Common Stock in such registration.
     Drag Along Rights. The Stockholders’ Agreement provides that, subject to certain exceptions, in connection with any transfer of the Company’s Common Stock by the HMC Group to certain third parties, Hicks Muse has the right to cause the participants in the Plan to include a proportionate percentage of their shares of Common Stock in the sale to the third party. The Common Stock sold by the participants in the Plan pursuant to this “drag-along right’ of the HMC Group shall be sold at the same price and on the same terms as the securities sold by the HMC Group. If any holders of Common Stock are given an option as to the form and amount of consideration to be received, all such holders shall be given the same option. In addition, each participant in such sale shall bear its own costs and expenses and any indemnity obligations of the participants arising under the documentation for such sale shall be several and shall relate solely to the representations and warranties described below and shall be limited to the amount of consideration received by such participant in the sale.
     If the HMC Group wishes to exercise its “drag-along rights” in a sale of securities, it is required to give at least 20 days prior written notice to the participants in the Plan. After receipt of such notice, participants in the sale shall take such action as may be reasonably required and otherwise cooperate in good faith. In connection with such a sale, participants may be required to give representations and warranties to the effect that (i) their shares of Common Stock are being transferred free and clear of all liens, (ii) they have the power and authority to effect such a transfer, and (iii) such matters pertaining to compliance with securities laws as the transferee may reasonably require.
     Tag Along Rights. The Stockholders’ Agreement provides that, subject to certain exceptions, in connection with certain transfers by the HMC Group to certain third parties, participants in the Plan and the non-selling holders of securities of the Company who are parties to the Stockholders’ Agreement have the right to include a proportionate number of their shares of Common Stock in such transfers on the same terms. The Common Stock sold by participants in the Plan pursuant to this “tag-along right” shall be sold at the same price and on the same terms as the securities sold by the HMC Group. Provided, that if the consideration to be received by the HMC Group includes any securities, then, unless the selling party and the transferee both reasonably determine that an exemption is otherwise available under the Securities Act and all applicable state securities laws for such transaction, only participants who have certified to the reasonable satisfaction of the selling party that they are Accredited Investors shall be entitled to participate in such transfer.
     If a participant wishes to exercise its “tag-along rights” in a sale of securities, they are required to give written notice within ten days of their receipt of a Participation Offer (as defined in the Stockholders’ Agreement) from the HMC Group. The Participation Offer is conditioned upon (i) the consummation of the transactions described in the Participation Offer with the transferee named therein, and (ii) the execution and delivery of each holder exercising their “tag-along rights” of all agreements and documents which the HMC Group is required to execute in connection with the transaction. In connection with such a sale, participants may be required to give representations and warranties to the effect that (x) their shares of Common Stock are being transferred free and clear of all liens, (y) they have the power and authority to effect such a transfer, and (z) such matters pertaining to compliance with securities laws as the transferee may reasonably require.
     Right of First Refusal. The Stockholders’ Agreement also provides that Hicks Muse has a right of first refusal on any transfers of Common Stock. Prior to any transfer, other than a Permitted Transfer (as defined in the Stockholders’ Agreement), by any party subject to the Stockholders’ Agreement that is not a member of the HMC Group, such non-HMC Group holder shall be required to give a transfer notice to Hicks Muse. The transfer notice must describe the terms and conditions of the proposed transfer, including the purchase price and the identity of the prospective transferee. After receipt of the transfer notice Hicks Muse shall have 30 days to elect to purchase all of the offered securities upon the same terms and conditions as set forth in the transfer notice by delivering a written notice of such election to the non-HMC Group holder within such 30-day period, and subject to any earlier delivery by the HMC Group of any Option Notice (as defined in the Stockholders’ Agreement) in respect of the HMC Call Option (as defined in the Stockholders’ Agreement).
     If Hicks Muse exercises its right to purchase the offered securities by timely delivery of an election notice, the closing will take place on the later of the fifteenth business day after the date of the election notice, or, if applicable, on the fifth business day after all required governmental approvals have been obtained. By delivery of the certificates or instruments representing the offered shares, the non-HMC Group holder will be deemed to represent and warrant to Hicks Muse that the transferred securities are owned by such non-HMC Group holder free and clear of all liens. If Hicks Muse does not elect to purchase all the offered securities or fails to make a timely election, the non-HMC Group holder may transfer all, but not less than all, of the offered securities to the prospective transferee at a price and on terms no more favorable than those specified in the transfer notice, during the 60-day period immediately following the expiration of the 30-day election period. The right of first refusal under the Stockholders’ Agreement is subordinate to the right of first refusal contained in any stock option plan of the Company with respect to Plan participants.
     Termination of Employment. If the employment of a participant terminates for any reason whatsoever, the Company is entitled, but not obligated, to repurchase all or any portion of the Common Stock held by a participant at the then current fair market value as determined in good faith by the Board. To exercise this right, the Company must deliver a notice of such election within one year following the date of termination of a participant’s employment with the Company or any of its subsidiaries. If the Company exercises its right to purchase the Common Stock held by a participant by timely delivery of an election notice, the closing will take place at the Company’s principal executive offices within ten days after delivery of such notice. The right of the Company to repurchase the Common Stock held by a participant upon termination of such participant’s employment with the Company or any of its subsidiaries is subordinate to any repurchase rights contained in any stock option plan of the Company with respect to Plan participants.
     Restrictions on Transfer. The shares of Common Stock acquired by a participant pursuant to the Plan may not be transferred while the participant is an employee of the Company or its subsidiaries, except pursuant to the drag along and tag along provisions of the Stockholders’ Agreement described above. In addition, participants will be allowed to transfer the shares of Common Stock acquired under the Plan (a) by gift to a member of the immediate family of a holder of such shares of Common Stock (a “Holder”) or a trust whose sole beneficiaries are the Holder and/or members of the Holder’s immediate family, (b) with respect to a Holder who is a trust, to any beneficiary of the trust or any member of the immediate family of a beneficiary of the trust, or (c) upon the death of a Holder to such Holder’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided that, in each case of clause (a), (b) or (c) above, the proposed transferee shall certify to the reasonable satisfaction of the Company that such transferee is an Accredited Investor and shall agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in the Stockholders’ Agreement.
Resales
     The shares of Common Stock issued pursuant to the Plan are issued in compliance with and under Rule 701 of the Securities Act. Accordingly, subject to the provisions of the Plan and the Stockholders’ Agreement, the shares of Common Stock acquired by participants pursuant to the Plan are intended to be eligible for resale as provided by Rules 701 and 144 of the Securities Act.

     Rule 701 of the Securities Act exempts from the registration requirements of Section 5 of the Securities Act certain transactions in which securities are issued in compensatory circumstances under a written compensatory benefit plan. Accordingly, securities issued under Rule 701 are deemed to be “restricted securities” and as such, resales of such securities must be in compliance with the registration requirements of the Securities Act or an exemption from those requirements. Rule 701(d) provides that 90 days after the Company becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), persons who are not “affiliates” (as defined in Rule 144) may rely on Rule 144 without compliance with the current public information, holding period, limitations on number of shares sold and notice of proposed sale requirements contained in Rule 144.
     Rule 144 defines an “affiliate” of an issuer as those persons that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such issuer. “Person” is defined under Rule 144 to generally include (i) the individual for whose account the securities are to be sold; (ii) any relatives, the individual’s spouse, or any relatives of such spouse, any of whom lives in the same home as the individual; (iii) any trust in which the persons named in (ii) above collectively own 10% or more of the beneficial interest; or (iv) any corporation or other entity in which the persons named in (ii) above collectively own more than 10% of the equity interest.
     Accordingly, persons who are not affiliates of the Company may, 90 days after the Company becomes subject to the periodic reporting requirements of the Exchange Act, resell the shares of Common Stock acquired pursuant to the Plan if the shares are sold in “brokers’ transactions” (as defined by Rule 144) or in transactions directly with a “market maker.”
     If a participant is an affiliate of the Company the restrictions on resale are more extensive. Rule 701(d) provides that 90 days after the Company becomes subject to the periodic reporting requirements of the Exchange Act, persons who are affiliates may rely on Rule 144 without compliance with the holding period requirement of Rule 144. Accordingly, affiliates will still have to comply with (i) the current public information requirements of Rule 144(c), (ii) the limitations on the number of shares which may be sold under Rule 144(e) (in general, the number of shares, restricted and unrestricted, which may be sold in any three month period are limited to the greater of (a) 1% of the number of shares outstanding or (b) the average weekly trading volume in such securities), (iii) the shares are sold in “brokers’ transactions” (as defined by Rule 144(g)) or in transactions directly with a “market maker” and the transactions comply with the requirements set forth in Rule 144(f) and (g), and (iv) if the number of shares sold in reliance upon Rule 144 in any three month period exceeds 500 shares or has an aggregate sale price greater than $10,000, then the seller of such shares must file a Form 144 in compliance with Rule 144(h).
     The foregoing discussion of the resale limitations imposed by the federal securities laws on the shares of Common Stock acquired pursuant to the Plan is a summary only and participants are encouraged to review the applicable federal securities laws and to consult with their attorney before determining whether to participate in the Plan.

EXHIBIT A
(Annual Report on Form 10-K)
(Quarterly Reports on Form 10-Q)
Exhibit 10 44 — 2005 Option Plan

EXHIBIT B
(Form of Stockholders’ Agreement)
Exhibit 10 44 — 2005 Option Plan

EXHIBIT C
(Participant List)

Name	Number of Shares
Kevin Yost	23,714

Ed Bick	17,783

Marshall Ernst	47,433

Dan Halstrom	14,225

Dennis Henley	118,573

Jim Herlihy	50,000

Danny Herron	35,571

Brad Lorenger	23,714

Mike Rempe	23,714

Jack Shandley	11,858

John Simons	237,151

Don Wiseman	29,645

Marty Dooley	23, 714

657,095

Exhibit 10 44 — 2005 Option Plan